Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

FRAMINGHAM, MA – August 7, 2008 — GTC Biotherapeutics, Inc.’s (“GTC”, Nasdaq: GTCB) total net loss for the second quarter ended June 29, 2008, was $2.2 million, or $0.02 per share, compared with a net loss of $10.6 million, or $0.14 per share, for the second quarter of 2007. The total net loss for the first six months of 2008 was $10.4 million, or $0.11 per share, compared to $18.1 million, or $0.23 per share, for the first six months of 2007.

“We have had an excellent quarter, achieving strong cash receipts from our partnering activities,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “In addition, we have completed preparation of our application to the Food and Drug Administration for licensure of ATryn® in the United States and entered into a strategic collaboration agreement with OVATION Pharmaceuticals for ATryn®’s further U.S. commercialization and development. In addition, we are engaged in further partnering discussions for our recombinant plasma proteins and monoclonal antibodies.”

ATryn® Update

GTC has completed preparation of the Biologics License Application (BLA) of ATryn®, a recombinant form of human antithrombin, for the prophylactic treatment of hereditary antithrombin deficient patients undergoing surgery or childbirth. GTC has requested a 6-month Priority Review. If granted, GTC expects a determination by the FDA on the BLA in the first quarter of 2009. Inspections of GTC’s U.S.-based production and manufacturing facilities to support this review have already been completed.

GTC and OVATION Pharmaceuticals have signed a strategic collaboration agreement with $257 million of potential milestone payments to commercialize and further develop ATryn® in the U.S. The agreement includes provisions for OVATION to fund clinical studies of ATryn® as a treatment for heparin resistance during cardiopulmonary bypass surgery, including paying for the product used in the studies. GTC will receive a $3 million payment associated with the closing of the agreement and anticipates $2 million of additional milestone payments in 2008.

LEO Pharma A/S, GTC’s partner for ATryn® in Europe, Canada, and the Middle East, continues recruitment into a phase II dose ranging study for prophylactic treatment of disseminated intravascular coagulation associated with severe sepsis. In addition, LEO continues expanding the number of European countries where pricing has been set for the approved EU indication of prophylactic treatment of hereditary antithrombin deficient patients undergoing surgical procedures. LEO has reported initial sales in the United Kingdom.

Other Partnering Update

In the second quarter, GTC received $3 million of a total $6 million funding commitment from LFB Biotechnologies for GTC’s share of the 2008 expenses for the collaboration programs in recombinant human coagulation factor VIIa, recombinant human alpha-1 antitrypsin, recombinant human coagulation factor IX, and a monoclonal antibody to the CD20 human immune receptor. GTC retains the opportunity to reimburse LFB at a premium for these expenses to restore 50/50 profit sharing under the terms of the existing collaboration agreement.

Cash and Investment Position

Cash and marketable securities at June 29, 2008 totaled $12.2 million, a $3.6 million decrease compared to $15.8 million at December 30, 2007 and a $0.5 million increase from the $11.7 million at March 30, 2008. The second quarter cash flow reflects in excess of $10 million of cash receipts from our partnering programs, including $4.2 million from LEO for the clinical supply of ATryn product, $3 million from LFB to fund GTC’s portion of the collaboration programs, $1.6 million from PharmAthene for product development and purification services and $550,000 from Pharming Group NV, for a license to fibrinogen. We estimate our net cash use for the remaining six months of 2008 to be approximately $14 million, not including any payments from potential partnering agreements under discussion.

Other Financial Results

Revenues for the second quarter of 2008 were $9.1 million, a $6.3 million increase from the $2.8 million recorded in the second quarter of 2007. Revenues totaled $12.7 million for the first six months of 2008 compared to $8.3 million in the first six months of 2007, an increase of $4.4 million. The revenue increases in 2008 were primarily driven by the supply of ATryn® to LEO and our work for PharmAthene.

Costs of revenue and operating expenses totaled $11 million in the second quarter of 2008, approximately 19% lower than $13.5 million in the second quarter of 2007. Costs of revenue and operating expenses totaled $22.7 million for the first half of 2008, approximately 15% lower than $26.7 million for the first half of 2007. The lower expenses are primarily due to decreased costs in the ATryn® program combined with the $3 million received from LFB for funding GTC’s share of the collaboration programs. The decrease in costs of revenue and operating expenses compared to the prior periods were offset by a $2.9 million charge to cost of revenue recorded in the second quarter of 2007 in connection with the write-off of ATryn® inventory that had been rendered unusable by a contractor. We continue to pursue recovery of our losses, but we make no assumption of the recovery, if any, in our financial statements or projections. The lower expenses in the ATryn® and LFB programs were partially offset by higher costs supporting revenues in the PharmAthene program and due to the timing of shipment for the ATryn® product sold to LEO.

The per share results were affected by an increase in the weighted average number of shares outstanding from 77.9 million shares for the second quarter of 2007 to 102.8 million shares in the second quarter of 2008. The weighted average number of shares outstanding increased from 77.7 million shares for the first six months of 2007 to 93 million shares in the first six months of 2008. The increases in the weighted average shares outstanding primarily reflect the conversion by LFB of most of its preferred stock of GTC into 14,500,000 common shares of GTCB, which occurred near the end of the first quarter of 2008. GTC had approximately 102.8 million common shares outstanding as of June 29, 2008.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1- 877-391-6849. The dial-in number from outside the United States is 1-617-597-9298. The participant passcode is 69521428. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the review process in the United States under a Biologics License Application. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are used for the treatment of hemophilia, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio that includes a monoclonal antibody to CD20 and a monoclonal antibody to CD137. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing and scope of the DIC clinical program, the anticipated timing of FDA review of ATryn®, the timing of payments from OVATION and expectations for the development of the heparin resistance indication, expected funding from LFB for the collaboration programs, and the expected cash to be used in 2008. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Revenue	$9,139	$2,838	$12,684	$8,267

Costs of revenue and operating expenses:
Cost of revenue	5,592	4,124	6,919	8,288
Research and development	2,692	6,687	10,396	13,153
Selling, general and administrative	2,680	2,704	5,391	5,261

	10,964	13,515	22,706	26,702

Loss from operations	$(1,825)	$(10,677)	$(10,022)	$(18,435)

Other income (expense):	(388)	85	(414)	334

Net Loss	$(2,213)	$(10,592)	$(10,436)	$(18,101)

Net loss per common share (basic and diluted)	$(0.02)	$(0.14)	$(0.11)	$(0.23)

Weighted average number of shares outstanding (basic and diluted)	102,794	77,886	93,019	77,677

	June 29, 2008	December 30, 2007
Cash and marketable securities	$12,213	$15,765
Other current assets	2,075	1,214
Property and equipment, (net)	13,694	14,449
Other assets	8,773	9,285

Total assets	$36,755	$40,713

Current liabilities	$17,767	$15,652
Short-term deferred contract revenue	1,675	3,067
Long-term deferred contract revenue	4,307	4,433
Long-term debt	7,798	9,517
Other liabilities	20	20
Stockholders’ equity	5,188	8,024

Total liabilities and stockholders’ equity	$36,755	$40,713